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Exhibit II


                             MERCHANTS GROUP, INC.
                        Computation of Income Per Share
                     (in thousands, except per share data)


                                                      For the Three
                                                      Months Ended
                                                        March 31,
                                                        ---------
                                                      1995    1996
                                                      ----    ----
       Net income (loss) for computing earnings
         per common share - without dilution
         and fully diluted                          $1,111   $ (261)
                                                    ======   ======
       Weighted average number of common
         shares outstanding - without
         dilution                                    3,158    3,214
       Addition from assumed exercise as of
         the beginning of the period, of
         common stock options outstanding
         as of the end of the period, reduced
         by the number of shares assumed to
         have been repurchased by the company
         with the proceeds from exercise, at
         the average market value per share
         during the period                              18        8
                                                     -----    -----
       Weighted average number of common
         shares and common share equivalents
         outstanding, primary and fully diluted      3,176    3,222
                                                    ======   ======
       Primary and fully diluted earnings
         (loss) per share                           $  .35   $ (.08)
                                                    ======   ======





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